Exhibit 99.1

PRESS RELEASE

Contact:

Derek Cole

Vice President, Investor Relations

720.540.5367

dcole@allos.com

ALLOS THERAPEUTICS REPORTS 2008 THIRD QUARTER RESULTS

Westminster, CO, November 5, 2008 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported results for the third quarter of 2008. For the three months ended September 30, 2008, the Company reported a net loss of $13.2 million, or ($0.16) per share. This compares to a net loss of $9.3 million, or ($0.14) per share, for the third quarter of 2007.  For the nine months ended September 30, 2008, the Company reported a net loss of $37.0 million, or ($0.50) per share, compared to a net loss of $28.1 million, or ($0.43) per share for the same period last year. For the nine months ended September 30, 2008, net cash used in operating activities was $30.7 million. Cash, cash equivalents and investments in marketable securities as of September 30, 2008 were $96.4 million.

“During the quarter we continued to make important progress executing our pralatrexate product development and commercialization plan in hematologic malignancies and solid tumors,” said Paul L. Berns, President and Chief Executive Officer of Allos. “We remain on track to report top line results from PROPEL, our FDA SPA-approved pivotal Phase 2 trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma, in December at the 50th Annual Meeting of the American Society of Hematology.  Following our review of the trial results, we intend to submit a New Drug Application for pralatrexate for the treatment of patients with relapsed or refractory PTCL as expeditiously as possible. We also continue to advance additional studies evaluating pralatrexate in multiple indications, notably in non-Hodgkin’s lymphoma, non-small cell lung cancer and bladder cancer. We look forward to providing future updates regarding pralatrexate’s clinical profile and potential commercial opportunities.”

Pipeline Development Update

Pralatrexate (PDX)

Pralatrexate is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. The Company currently has seven ongoing clinical trials, including the PROPEL trial, evaluating the potential clinical utility of pralatrexate in hematologic malignancies and solid tumor indications.

•                  Top Line Results from Pivotal Phase 2 PROPEL Trial to be Presented at ASH 2008 Annual Meeting

•                  The Company announced that top line results from its pivotal Phase 2 PROPEL trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL) will be presented at the 50th American Society of Hematology (ASH) Annual Meeting and Exposition, taking place December 6-9, 2008 in San Francisco, California.  Owen O’Connor, M.D., Ph.D., is scheduled to report top line results from PROPEL in an oral presentation titled “PROPEL: A Multi-center Phase 2 Open-label Study of Pralatrexate (PDX) with Vitamin B12 and Folic Acid Supplementation in Patients with Relapsed or Refractory Peripheral T-cell Lymphoma (PTCL)”.  Dr. O’Connor is Director of the Lymphoid Development and Malignancy Program and Chief of the Lymphoma Service at the Irving Comprehensive Cancer Center at Columbia University Medical Center and is Principal Investigator of the PROPEL trial. Following review of the trial results, the Company intends to submit a New Drug Application (NDA) for pralatrexate for the treatment of patients with relapsed or refractory PTCL as expeditiously as possible.  The FDA granted orphan drug designation and fast track designation to pralatrexate for the treatment of patients with T-cell lymphoma in July 2006 and September 2006, respectively.

•                  Advanced Pralatrexate Hematologic Development Program

•                  The Company advanced patient enrollment in the Phase 1/2a, open-label, multi-center study of pralatrexate and gemcitabine with vitamin B12 and folic acid supplementation in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) or Hodgkin’s disease.  Interim data from this study will be presented at the December 2008 ASH conference.  Steven Horwitz, M.D., will present “A Phase 1/2a Open-label Study of Pralatrexate and Gemcitabine in Patients with Relapsed or Refractory Lymphoproliferative Malignancies.” Dr. Horwitz is Assistant Attending Physician, Lymphoma Service, Memorial Sloan-Kettering Cancer Center, and is Principal Investigator of the study.

•                  The Company advanced patient enrollment in the Phase 1, open-label, multi-center study of pralatrexate with vitamin B12 and folic acid supplementation in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL).  Interim data from this study will be presented at the December 2008 ASH conference.  Dr. Horwitz will present “Pralatrexate (PDX) is Active in Cutaneous T-Cell Lymphoma: Preliminary Results of a Multi-center Dose-finding Trial.”

•                  Results from a pre-clinical study of a combination of pralatrexate and Velcade® (bortezomib) will also be presented at the December 2008 ASH conference.  Dr. O’Connor will present “Pralatrexate (PDX) Compliments the Activity of the Proteasome Inhibitor Bortezomib (B) in In Vitro Model of Lymphoid T-Cell Malignancies.”

•                  Advanced Pralatrexate Solid Tumor Development Program

•                  The Company advanced patient enrollment in the Phase 2b, randomized, multi-center study comparing pralatrexate and Tarceva® (erlotinib) in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen. Based on current enrollment rates, the Company expects to complete patient enrollment in this study in the second half of 2009.

•                  In July 2008, the Company initiated patient enrollment in a Phase 2, open-label, single-arm, multi-center study of pralatrexate in patients with advanced or metastatic relapsed transitional cell carcinoma (TCC) of the urinary bladder.  The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, clinical benefit rate, progression-free survival, overall survival and the safety and tolerability of pralatrexate. The study will seek to enroll approximately 41 patients in up to 20 investigative sites worldwide.

RH1

RH1 is a novel small molecule chemotherapeutic agent that the Company believes is bioactivated by the enzyme DT-diaphorase, or DTD, which the Company believes is over-expressed in many tumors, including lung, colon, breast and liver tumors. The Company is currently evaluating RH1 in a Phase 1, open-label, multi-center dose escalation study in patients with advanced solid tumors or NHL.

2008 Financial Guidance

The Company reaffirms prior financial guidance that it anticipates net cash used in operating activities will approximate $45 million to $49 million for the year ending December 31, 2008.

Financial projections entail a high level of uncertainty due to, among other factors, the variability involved in predicting clinical trial initiation timelines, enrollment rates and results, and the cost of commercial preparation activities.

Conference Call

The Company will host a conference call to review its third quarter results on Wednesday, November 5, 2008, at 4:15 p.m. ET. The dial-in number for U.S. residents to participate is 800-762-8779. International callers should dial 480-248-5081. Participants should reference the Allos Therapeutics conference call.

Webcast

The Company will hold a live webcast of the conference call. The webcast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 30 days.

Conference Call Replay

An audio replay of the conference call will be available from approximately two hours after completion of the call through Wednesday, November 19, 2008. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international).  The replay pass code is 3927147#.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, pralatrexate (PDX), is currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating pralatrexate in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma subtypes.

The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently being evaluated in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s Lymphoma (NHL).  Allos currently retains exclusive worldwide rights to pralatrexate and RH1 for all indications. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to the Company’s projected timeline for reporting top line results of the PROPEL trial, the Company’s intent to submit a New Drug Application for pralatrexate for the treatment of patients with relapsed or refractory PTCL, the timing of any potential New Drug Application filing, the Company’s future financial performance, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, including the PROPEL trial, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that pralatrexate is both safe and effective for the treatment of patients with PTCL or any other type of cancer; that the safety and/or efficacy results of the PROPEL trial may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack the financial resources and access to capital to fund future clinical trials for pralatrexate or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands ~ except share and per share information)

(unaudited)

	Three-months ended September 30,		Nine-months ended September 30,
	2008	2007	2008	2007

Operating expenses:
Research and development	$6,361	$4,395	$17,739	$12,045
Clinical manufacturing	1,728	1,506	4,799	4,038
Marketing, general and administrative	5,326	4,241	15,776	14,503

Total operating expenses	13,415	10,142	38,314	30,586

Loss from operations	(13,415)	(10,142)	(38,314)	(30,586)
Interest and other income, net	254	844	1,323	2,526

Net loss	$(13,161)	$(9,298)	$(36,991)	$(28,060)

Net loss per share: basic and diluted	$(0.16)	$(0.14)	$(0.50)	$(0.43)
Weighted average shares outstanding: basic and diluted	80,752,024	66,042,023	73,554,904	64,627,285

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007

ASSETS
Cash, cash equivalents and investments in marketable securities	$96,360	57,756
Other assets	4,307	3,083
Property and equipment, net	847	621

Total assets	$101,514	$61,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$9,899	$8,881
Stockholders’ equity	91,615	52,579
Total liabilities and stockholders’ equity	$101,514	$61,460